Exhibit 99.1

Inspire Medical Systems, Inc. Announces First Quarter 2020 Financial Results

MINNEAPOLIS, Minnesota - May 5, 2020 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended March 31, 2020, and provided a corporate update.

Recent Business Highlights
•Achieved revenue of $21.3 million in the first quarter of 2020, a 31% increase over the same quarter last year
•Activated 28 new U.S. medical centers in the first quarter of 2020, bringing the total to 327 U.S. medical centers implanting Inspire therapy
•Created nine new territories in the first quarter of 2020, bringing the total to 82 U.S. territories
•Completed an underwritten public offering in April 2020, raising $124.7 million of net proceeds
•Announced that Wisconsin Physicians Services (“WPS”) Government Health Administrators issued the effective date of June 14, 2020, for its final Local Coverage Determination ("LCD")

“Following an extremely strong January and February, the impact of the ongoing COVID-19 pandemic was felt in our business through the postponement of substantially all of our Inspire implant procedures beginning in the second week of March in both the U.S. and Europe,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “In the last few weeks, the first implants since mid-March have been successfully completed in Germany and in the U.S., and we are confident that we are well-positioned going forward, as we expect a significant majority of postponed Inspire procedures to ultimately be rescheduled. Importantly, the fundamentals of our business remain strong, as we continue to invest in critical activities to accelerate growth once the impact of COVID-19 subsides.”

“We are excited to have recently received FDA approval for an expanded age range for Inspire therapy to include 18-21 year old patients. Based on our discussions with the FDA, we believe that this is the initial step in the pediatric approval process, with the potential for further expansion to lower age groups,” added Mr. Herbert. “Finally, we further strengthened our balance sheet through our successfully completed underwritten public offering in April, which raised $124.7 million of net proceeds for our company. We view this successful financing in a challenging environment, which included the participation from many top-tier healthcare-focused investors, as validation of the significant long-term potential of our business.”

During the first quarter of 2020, five Medicare Administrative Contractors ("MACs") issued their final LCDs, which are live and cover Medicare-aged patients in 37 states. On April 30, 2020, WPS issued the effective date of June 14, 2020, for its LCD proposing coverage of Inspire therapy. WPS covers Medicare patients in Indiana, Iowa, Kansas, Michigan, Missouri, and Nebraska. The remaining MAC, Palmetto GBA, which covers Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, is expected to issue its final LCD this year. Palmetto had previously issued their draft LCD policy in 2019.

Based on these LCDs, several MACs have now assigned and published a surgeon reimbursement fee of approximately $450 for the procedure to implant the pressure sensor, which previously did not have any payment; resulting in a surgeon payment increase of over 50% for Medicare procedures. Further, Inspire continues to add positive coverage policies for commercial payers and ended the quarter with more than 165 million members under policy in the U.S.

While implant procedures were postponed in the latter part of the first quarter, healthcare providers continue to evaluate patients using telemedicine and add educational events by implementing virtual community health talks, which were previously conducted as live events. The Company also continued to support prior authorization submissions throughout the first quarter, with 929 submissions resulting in 761 prior authorization approvals. As a result, there are a significant number of patients ready for Inspire therapy implantation once these cases can be scheduled.

First Quarter 2020 Financial Results

Revenue was $21.3 million for the three months ended March 31, 2020, a 31% increase from $16.3 million in the corresponding period in the prior year. U.S. revenue for the quarter was $19.3 million, an increase of 34% over the prior year quarter. First quarter European revenue was $2.1 million, an increase of 9% over the first quarter of 2019.

Gross margin was 84.6% for the three months ended March 31, 2020, compared to 82.4% for the corresponding prior year period, with the improvement primarily due to manufacturing efficiencies.

Operating expense was $34.5 million for the first quarter of 2020, as compared to $22.2 million in the corresponding prior year period, an increase of 56%. This planned increase primarily funded the expansion of the U.S. and European sales organizations, as well as increased direct-to-patient marketing programs, continued product development efforts, and general corporate costs. Beginning in March, direct-to-consumer strategies were refocused by shifting from radio and TV in larger markets affected by COVID-19 towards more digital and TV in smaller markets. In addition, the Company has leveraged virtual tools and telemedicine to continue physician training and patient education.

Net loss was $16.2 million for the first quarter of 2020, as compared to $8.3 million in the corresponding prior year period. The diluted net loss per share for the first quarter of 2020 was $0.67 per share, as compared to $0.35 in the prior year period. The loss of revenue in March due to the COVID-19 pandemic negatively affected the net loss in the quarter, despite the improved gross margin.

As of March 31, 2020, cash, cash equivalents and investments were $141.9 million, compared to $155.7 million at December 31, 2019. This cash position does not reflect the completion of Inspire’s underwritten public offering in April 2020, which raised a total of $124.7 million of net proceeds, after underwriting fees and offering expenses.

Full Year 2020 Guidance

As announced on April 13, 2020, Inspire has withdrawn its previously provided full year 2020 financial guidance due to the rapidly evolving healthcare environment and continued uncertainties resulting from the impact of COVID-19. At this date, Inspire cannot predict the extent or duration of the impact of the COVID-19 pandemic on its financial results. Inspire will continue to evaluate the impact of the COVID-19 pandemic on its business and intends to provide updates as warranted.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 5, 2020, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, May 5th at 5:00 p.m. Eastern Time:
Domestic:   877-407-0792
International:   201-689-8263
Conference ID:   13701658
Webcast:   http://public.viavid.com/index.php?id=139012

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the impact of COVID-19 on our business, operations, financial results and financial condition, investments in our business, our expectation that a substantial portion of postponed Inspire therapy procedures will be rescheduled, the activity of our commercial team once circumstances allow, full year 2020 financial and operational outlook, future LCDs and positive insurance coverage of Inspire therapy and improvements in market access. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$21,347	$16,250
Cost of goods sold	3,297	2,854
Gross profit	18,050	13,396
Operating expenses:
Research and development	5,438	2,603
Selling, general and administrative	29,052	19,570
Total operating expenses	34,490	22,173
Operating loss	(16,440)	(8,777)
Other (income) expense:
Interest income	(642)	(1,086)
Interest expense	525	537
Other (income) expense, net	(78)	38
Total other (income) expense	(195)	(511)
Loss before income taxes	(16,245)	(8,266)
Income taxes	—	—
Net loss	(16,245)	(8,266)
Other comprehensive loss:
Unrealized gain on investments	193	68
Total comprehensive loss	$(16,052)	$(8,198)
Net loss per share, basic and diluted	$(0.67)	$(0.35)
Weighted average common shares used to compute net loss per share, basic and diluted	24,165,875	23,441,560

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$76,117	$22,860
Investments, short-term	59,608	126,605
Accounts receivable, net of allowance for credit losses of $35 and $48, respectively	11,032	13,131
Inventories	7,245	5,834
Prepaid expenses and other current assets	1,429	2,206
Total current assets	155,431	170,636
Investments, long-term	6,139	6,276
Property and equipment, net	3,113	3,045
Operating lease right-of-use asset	672	915
Other non-current asset	381	381
Total assets	$165,736	$181,253
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,821	$4,459
Accrued expenses	7,896	12,397
Total current liabilities	13,717	16,856
Notes payable	24,576	24,522
Other non-current liability	40	40
Total liabilities	38,333	41,418
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized at March 31, 2020 and December 31, 2019; 24,362,389 and 24,107,350 issued and outstanding at March 31, 2020 and December 31, 2019, respectively	24	24
Additional paid-in capital	323,473	319,865
Accumulated other comprehensive income	295	102
Accumulated deficit	(196,389)	(180,156)
Total stockholders' equity	127,403	139,835
Total liabilities and stockholders' equity	$165,736	$181,253